Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERACTIVE DATA CORPORATION

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Interactive Data Corporation.

SECOND: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: The directors and officers of the Corporation shall be indemnified by the Corporation to the extent allowed under the bylaws of the Corporation. The directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages except for liability: for any breach of the duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for actions described under ss. 174 of the Delaware General Corporation Law, or for any transaction from which the director derived any improper personal benefit.

SEVENTH : To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation acknowledges that: (i) each stockholder (subject to the proviso below), director employed by Silver Lake Technology Management, L.L.C. or Warburg Pincus LLC or one of their respective affiliates, officer affiliated with Silver Lake Technology Management, L.L.C. or Warburg Pincus LLC or one of their respective affiliates and any other officer or director of the Corporation specifically designated by Silver Lake Technology Management, L.L.C. or Warburg Pincus LLC or one of their respective affiliates (collectively, the “Exempted Persons”) shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, then such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation; provided, however, that this Article SEVENTH shall not apply to stockholders who are also officers or employees of the Corporation or any subsidiary of the Corporation (other than officers affiliated with Silver Lake Technology Management, L.L.C. or Warburg Pincus LLC or one of their respective affiliates) or who are permitted transferees of any such person. Except as contemplated by the proviso set forth at the end of the immediately preceding sentence, the Corporation renounces an interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, the opportunities described in this Article SEVENTH.